Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

THE FIRST AMERICAN CORPORATION ANNOUNCES

FINANCIAL RESULTS FOR THE THIRD QUARTER OF 2007

—Reports Earnings Per Diluted Share of 49 Cents—

SANTA ANA, Calif., Nov. 1, 2007 – The First American Corporation (NYSE: FAF), America’s largest provider of business information, today announced financial results for the third quarter and nine months ended September 30, 2007.

Total revenues for the third quarter of 2007 were $2.1 billion, a decrease of 6 percent relative to the third quarter of 2006. Net income was $46.6 million in the third quarter of 2007, compared with net income of $90.4 million in the third quarter of 2006. Earnings per diluted share were 49 cents in the third quarter of 2007, versus earnings per share of 92 cents in the third quarter of the prior year. The results for the current quarter included pretax charges for restructuring costs of $17.1 million, or 11 cents per diluted share, and an addition to legal and regulatory reserves of $8.0 million, or 5 cents per diluted share. Also included in the current quarter were net realized investment gains of $1.7 million, or less than 1 cent per diluted share.

“Sharp declines in mortgage originations created a challenging operating environment during the quarter,” stated Parker S. Kennedy, chairman and chief executive officer of The First American Corporation. “The Title Insurance segment cut costs aggressively and our managers will seek additional cost savings as we continue our focus on the goal of maximizing the pretax margins in our Title Insurance segment.”

“The Information Technology business group, comprised of our Mortgage Information, Property Information and First Advantage reporting segments, generated mixed results. The slowdown in mortgage activity adversely impacted our businesses focused on origination and securitization clients; however, the default-related businesses and First Advantage continued to post favorable results.”

Segment Review

Title Insurance. During the third quarter of 2007, operating revenues in the Title Insurance segment declined 9 percent to $1.4 billion from $1.5 billion in the same quarter of 2006, a result of declining mortgage originations, offset in part by an increase in revenues contributed by default, commercial and international activity, as well as $12.7 million from new acquisitions. Average revenue per direct title order increased to $1,737, or 7 percent, relative to the third quarter of 2006.

First American Announces Financial Results for the Third Quarter of 2007

The company’s direct operations closed 415,000 title orders for the third quarter of 2007, a decrease of 12 percent when compared with 473,300 title orders closed in the third quarter of 2006.

Direct premiums made up approximately 51 percent of the total title premiums for the third quarter of 2007, up from 50 percent relative to the same quarter of 2006.

The Title Insurance segment reduced staff by over 2,000 and closed more than 70 offices during the quarter. Salary and other personnel costs decreased by 5 percent, compared with the third quarter of 2006. Those costs include $6.7 million of employee separation costs incurred during the third quarter of 2007, as well as $8.8 million due to new acquisitions. Other operating expenses increased 4 percent, compared with the third quarter of 2006. Those expenses for the third quarter of 2007 include an $8.0 million increase in legal and regulatory reserves and $6.1 million of costs related to the company’s consolidation of selected title facilities, as well as $3.0 million due to new acquisitions.

The company’s loss provision for claims during the quarter was 6.4 percent of operating revenues, versus 5.5 percent in the third quarter of 2006, due to higher expected ultimate losses for policy year 2007. Pretax profits declined 60 percent, to $47.1 million, in the third quarter of 2007, versus the prior year’s third quarter.

Specialty Insurance. Total revenues at First American’s Specialty Insurance segment decreased 1 percent in the third quarter of 2007, compared with the third quarter of 2006, to $82.4 million. Pretax profits were down 30 percent in the third quarter of this year to $10.1 million, compared with the third quarter last year, due in part to increases in the frequency and severity of home warranty claims and costs related to geographic expansion.

Mortgage Information. The Mortgage Information segment experienced a 3 percent increase in total revenue, to $134.3 million, in the third quarter of 2007, compared with $130.5 million in the third quarter of 2006. The increase was primarily a result of greater demand for default services, offset by a decrease in flood certification-related revenues and an increase in the estimated servicing life of the tax service loan portfolio due to a slowdown in prepayment speeds. Pretax profits during the quarter increased 5 percent, to $28.5 million, from $27.2 million in the third quarter of 2006.

Property Information. During the third quarter of 2007, the Property Information segment grew its total revenues 14 percent, versus the third quarter of 2006. The increase was primarily due to $16.8 million of operating revenues contributed by new acquisitions, offset in part by the effects of the decline in mortgage originations, as well as a tightening of the credit markets which led to a decrease in mortgage securitization activity and, therefore, the demand for some of the information-based product offerings. Pretax profits decreased 15 percent in the third quarter of 2007, compared with the third quarter last year.

– more –

First American Announces Financial Results for the Third Quarter of 2007

First Advantage. During the third quarter of 2007, First Advantage Corporation (NASDAQ: FADV) increased its service revenues 4 percent, compared with the third quarter of 2006. Pretax profits increased $1.3 million, compared with the third quarter of last year. First American owns shares of Class B common stock, representing a 75 percent economic interest in First Advantage.

Investment Income

Improvement in treasury practices resulted in a 3 percent increase in investment income during the third quarter of 2007, to $72.0 million, or 3.5 percent of revenue, up from $68.9 million, or 3.2 percent of revenue, in the prior year, an improvement in pretax margin of 35 basis points.

Share Repurchase Program

Year-to-date, the company has repurchased 6.6 million shares of its common stock at a total cost of $306.0 million. Under the share repurchase program, which has no expiration date, the company has the authority to repurchase additional shares totaling $60.4 million.

California Fires Impact

In October 2007, parts of Southern California were impacted by wildfires that damaged a significant number of properties in the region. The company’s Specialty Insurance segment has homeowners’ policies that cover homes in the affected areas of Southern California. The company does not have complete knowledge of the number of claims that will be filed related to the wildfires; however the best current estimate is that the total loss, before reinsurance, will not exceed $20 million. Under the terms of reinsurance agreements in effect, the company will be obligated to pay $7.2 million of these claims and the reinsurance carriers will be responsible for $12.8 million.

Outlook

Management expects continued weakness in the real estate and mortgage markets impacting the company’s title, flood certification, appraisal and mortgage origination-related data businesses. Given this outlook, management of these businesses will focus on expense reductions. The company’s non-real estate-related products, default businesses and international title operations should continue to perform well, despite the challenging real estate environment.

Teleconference/Webcast

First American’s third quarter results will be discussed in more detail on Thursday, Nov. 1, 2007, at 11 a.m. EDT, via teleconference. The dial-in number is (888) 955-3516 and the pass code is FIRST AMERICAN. The live audio webcast of the call and copies of the slide presentation will be available on First American’s Web site at www.firstam.com/investor. An audio replay of the conference call will be available through Nov. 7, 2007, by dialing (203) 369-1885. An audio archive of the call will also be available for replay on First American’s Web site.

– more –

First American Announces Financial Results for the Third Quarter of 2007

About First American

The First American Corporation (NYSE: FAF) is a FORTUNE 500® company that traces its history to 1889. With revenues of approximately $8.5 billion in 2006, it is America’s largest provider of business information. First American combines advanced analytics with its vast data resources to supply businesses and consumers with valuable information products to support the major economic events of people’s lives, such as getting a job, renting an apartment, buying a car or house, securing a mortgage and opening or buying a business. The First American Family of Companies, many of which command leading market share positions in their respective industries, operate within five primary business segments, including: Title Insurance and Services, Specialty Insurance, Mortgage Information, Property Information and First Advantage. More information about the company and an archive of its press releases can be found at www.firstam.com.

Forward-Looking Statements

Certain statements made in this press release, including those related to additional cost savings in the Title Insurance segment, claims arising out of the California wildfires and the outlook for certain of the company’s businesses and its industry, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These and other forward-looking statements may contain the words “believe,” “anticipate,” “expect,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” and other similar words and phrases. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include: interest rate fluctuations; changes in the performance of the real estate markets; limitations on access to public records and other data; general volatility in the capital markets; changes in applicable government regulations; heightened scrutiny by legislators and regulators of the company’s Title Insurance segment and certain other of the company’s businesses; consolidation among the company’s significant customers and competitors; changes in the company’s ability to integrate businesses which it acquires; systems interruptions and intrusions; the company’s inability to realize the benefits of its offshore strategy; product migration; and other factors described in Part I, Item 1A of the company’s annual report on Form 10-K for the year ended Dec. 31, 2006, as updated in Part II, Item 1A of the company’s quarterly report on Form 10-Q for the period ended June 30, 2007, in each case as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

(Additional Financial Data Follows)

– more –

First American Announces Financial Results for the Third Quarter of 2007

Summary of Financial Results and Selected Information

(in thousands, except per share amounts and title orders)

(unaudited)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2007	2006	2007		2006
Total revenues	$2,051,193	$2,175,614	$6,332,144		$6,346,586
Income before income taxes and minority interests	$108,011	$186,892	$208,469		$395,941
Income taxes	$41,443	$72,900	$61,117		$146,800
Minority interests	$19,979	$23,563	$82,972		$65,436

Net income	$46,589	$90,429	$64,380		$183,705

Net income per share:
Basic	$0.50	$0.94	$0.67		$1.91
Diluted	$0.49	$0.92	$0.66		$1.86
Weighted average shares outstanding:
Basic	93,746	96,054	95,624		96,159
Diluted	95,064	98,482	97,407		98,878
Title orders opened	555,800	625,200	1,932,200	(A)	1,878,000
Title orders closed	415,000	473,300	1,356,800	(A)	1,384,000

(A)	Includes 35,300 title orders opened and 900 title orders closed associated with a government program established to help Louisiana residents recover from the impact of Hurricane Katrina. The program has been modified by the government, and the company does not anticipate this order volume to continue.

– more –

First American Announces Financial Results for the Third Quarter of 2007

Condensed Consolidated Balance Sheets

(in thousands, except share data)

(unaudited)

	September 30 2007	December 31 2006
Assets
Cash and cash equivalents	$1,085,932	$1,404,884

Accounts and accrued income receivable, net	678,344	557,957

Income tax receivable	44,651	—

Investments:
Deposits with savings and loan associations and banks	163,199	111,875
Debt securities	1,359,453	1,185,915
Equity securities	56,786	53,988
Other long-term investments	596,596	578,738

	2,176,034	1,930,516

Loans receivable, net	117,350	101,641

Property and equipment, net	778,493	741,691

Title plants and other indexes	630,816	585,794

Deferred income taxes	152,060	43,890

Goodwill	2,493,266	2,307,384

Other intangible assets, net	355,592	275,992

Other assets	273,096	274,536

	$8,785,634	$8,224,285

Liabilities and Stockholders’ Equity
Demand deposits	$730,645	$806,326
Accounts payable and accrued liabilities	1,219,615	1,045,146
Deferred revenue	751,574	753,466
Reserve for known and incurred but not reported claims	1,284,011	936,989
Income taxes payable	—	20,265
Notes and contracts payable	1,052,494	847,991
Deferrable interest subordinated notes	100,000	100,000

	5,138,339	4,510,183

Minority interests in consolidated subsidiaries	663,543	512,049

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par value
Authorized - 500,000 shares; outstanding - none
Common stock, $1 par value
Authorized - 180,000,000 shares
Outstanding - 92,114,000 and 96,484,000 shares	92,114	96,484
Additional paid-in capital	756,633	983,421
Retained earnings	2,291,036	2,297,432
Accumulated other comprehensive loss	(156,031)	(175,284)

	2,983,752	3,202,053

	$8,785,634	$8,224,285

– more –

First American Announces Financial Results for the Third Quarter of 2007

Condensed Consolidated Statement of Income and Comprehensive Income

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2007	2006	2007	2006
Revenues
Operating revenues	$1,981,938	$2,106,322	$6,049,039	$6,158,708
Investment and other income	72,017	68,872	234,163	178,975
Gain on stock issued by subsidiary	123	478	9,426	8,914
Net realized investment (losses) gains	(2,885)	(58)	39,516	(11)

	2,051,193	2,175,614	6,332,144	6,346,586

Expenses
Salaries and other personnel costs	651,099	646,033	1,974,103	1,926,613
Premiums retained by agents	546,994	617,385	1,627,762	1,800,390
Other operating expenses	514,643	506,745	1,565,491	1,442,686
Provision for policy losses and other claims	137,225	131,257	664,351	527,361
Depreciation and amortization	54,979	51,856	179,593	150,514
Premium taxes	16,110	17,584	51,506	52,550
Interest	22,132	17,862	60,869	50,531

	1,943,182	1,988,722	6,123,675	5,950,645

Income before income taxes and minority interests	108,011	186,892	208,469	395,941
Income taxes	41,443	72,900	61,117	146,800

Income before minority interests	66,568	113,992	147,352	249,141
Minority interests	19,979	23,563	82,972	65,436

Net income	46,589	90,429	64,380	183,705

Other comprehensive income, net of tax
Net unrealized gains on securities	14,036	7,798	15,956	1,028
Minimum pension liability adjustment	(1,107)	—	3,297	—

	12,929	7,798	19,253	1,028

Comprehensive income	$59,518	$98,227	$83,633	$184,733

Net income per share:
Basic	$0.50	$0.94	$0.67	$1.91

Diluted	$0.49	$0.92	$0.66	$1.86

Weighted average number of shares:
Basic	93,746	96,054	95,624	96,159

Diluted	95,064	98,482	97,407	98,878

– more –

First American Announces Financial Results for the Third Quarter of 2007

Segment Information

(in thousands, except percentages)

(unaudited)

	For the Three Months Ended September 30
	Total revenues		Pretax (A)		Margins
	2007	2006	2007	2006	2007	2006
Financial Services
Title Insurance and Services	$1,454,900	$1,602,894	$47,070	$118,950	3.2%	7.4%
Specialty Insurance	82,407	83,111	10,067	14,476	12.2%	17.4%

	$1,537,307	$1,686,005	$57,137	$133,426	3.7%	7.9%

Information Technology
Mortgage Information	$134,303	$130,505	$28,504	$27,198	21.2%	20.8%
Property Information	184,912	162,431	34,050	40,186	18.4%	24.7%
First Advantage	220,387	212,914	32,795	31,535	14.9%	14.8%

	$539,602	$505,850	$95,349	$98,919	17.7%	19.6%

	For the Nine Months Ended September 30
	Total revenues		Pretax (A)		Margins
	2007	2006	2007	2006	2007	2006
Financial Services
Title Insurance and Services	$4,446,168	$4,668,719	$(48,691)	$182,996	-1.1%	3.9%
Specialty Insurance	245,275	243,426	35,555	41,322	14.5%	17.0%

	$4,691,443	$4,912,145	$(13,136)	$224,318	-0.3%	4.6%

Information Technology
Mortgage Information	$398,121	$406,879	$85,949	$88,305	21.6%	21.7%
Property Information	680,457	452,593	197,674	109,901	29.1%	24.3%
First Advantage	659,484	613,350	84,861	86,483	12.9%	14.1%

	$1,738,062	$1,472,822	$368,484	$284,689	21.2%	19.3%

(A) - Income (loss) before income tax, minority interest and corporate expenses

Contact:

Mark E. Seaton

Director of Investor Relations

The First American Corporation

(714) 250-4264 • mseaton@firstam.com

# # #